UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 3   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.      Name and Address of Reporting Person
        Pedro Vazquez
        Mamey #78
        Urb. Milaville
        Rio Piedras, Puerto Rico  00926

2.      Date of Event Requiring Statement (Month/Day/Year)
        1/5/99

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Issuer Name and Ticker or Trading Symbol
        American Community Properties Trust (APO)

5.      Relationship of Reporting Person to Issuer (Check all applicable)
        [ ] Director [ ] 10% Owner [ ] Officer (give title below) [X] Other
        (specify below)   Trustee

6.      If Amendment, Date of Original (Month/Day/Year)

7.      Individual or Joint/Group Filing (Check applicable line)
        [X]  Form Filed by One Reporting Person
        [ ]  Form Filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
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1. Title of Security                    2. Amount of            3. Ownership Form:      4. Nature of Indirect
                                           Securities              Direct (D) or           Beneficial Ownership
                                           Beneficially Owned      Indirect (I)
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None



Table II  Derivative Securities Beneficially Owned
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1. Title of Derivative Security  2. Date Exercisable  3. Title and Amount of      4. Conver-  5. Ownership  6. Nature of
                                 and Expiration Date  Securities Underlying       sion or     Form of       Indirect
                                 (Month/Day/Year)     Derivative Security         Exercise    Derivative    Beneficial
                                                                                  Price of    Security      Ownership
                                 Date     Expira-                     Amount or   Deri-       Direct(D)
                                 Exer-    tion                        Number of   vative      or
                                 cisable  Date        Title           Shares      Security    Indirect(I)
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Explanation of Responses:

SIGNATURE OF REPORTING PERSON

/s/  Pedro Vazquez
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DATE:  February 10, 1999